Registration Statement No. 333-214273
Filed Pursuant to Rule 433
Supplementing the Preliminary
Prospectus Supplement
Dated February 25, 2019
(To Prospectus dated October 27, 2016)

Pricing Term Sheet

Floating Rate Notes due 2021

The information in this pricing term sheet relates only to the offering of Notes (the “Notes Offering”) and should be read together with (i) the preliminary prospectus supplement dated February 25, 2019 relating to the Notes Offering, including the documents incorporated by reference therein, and (ii) the related base prospectus dated October 27, 2016, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-214273.

Issuer:	The Coca-Cola Company

Security:	Floating Rate Notes due 2021

Offering Format:	SEC Registered

Principal Amount:	€750,000,000

Maturity Date:	March 8, 2021

Initial Interest Rate:	To be determined two TARGET days prior to March 8, 2019 based on Three-month EURIBOR plus Floating Rate Spread

Price to Public:	100.222% of principal amount

Underwriting Discounts:	0.125% of principal amount

Proceeds to Issuer:	100.097% of principal amount

Floating Rate Spread:	+ 20 bps

Minimum Coupon Rate:	0.00% per annum

Reference Rate:	Three-month EURIBOR

Interest Payment and Reset Dates:	Quarterly on March 8, June 8, September 8, and December 8, commencing on June 8, 2019

Make-Whole Call:	None

Use of Proceeds:

The Coca-Cola Company expects to use the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures, acquisitions of or investments in businesses or assets, redemption and repayment of short-term or long-term borrowings (including the €1,500,000,000 principal amount of Floating Rate Notes due 2019 maturing on March 8, 2019) and purchases of its common stock.  Pending application of the net proceeds, The Coca-Cola Company may temporarily invest the net proceeds in short-term marketable securities.

Interest Determination Date:	Second London Business Day preceding each Reset

Day Count Convention:	Actual/360

Business Day Convention:	Modified Following, Adjusted

Trade Date:	February 25, 2019

Settlement Date*:	March 8, 2019 (T+9)

ISIN/Common Code/CUSIP:	XS1955024390/195502439/191216 CG3

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Expected Ratings**:	A1 by Moody’s Investors Service, Inc. A+ by Standard & Poor’s Ratings Services

MiFID II Target Market and PRIIPS	Eligible counterparties and professional clients only (all distribution channels); no PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

Underwriters:

Bookrunners:

Barclays Bank PLC
Merrill Lynch International

Deutsche Bank AG, London Branch

HSBC Bank PLC

Banco Santander, S.A.

RBC Europe Limited

Co-Managers:

Mischler Financial Group, Inc.

Standard Chartered Bank

Stabilization:	Stabilization/FCA

*Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding six business days will be required, by virtue of the fact that the notes initially settle in T+9, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

** A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC at 1-888-603-5847, Merrill Lynch International at 1-800-294-1322, Deutsche Bank AG, London Branch at 1-800-503-4611, or HSBC Bank PLC at +44 (0) 20 7991 1422.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.